"Portions of this Exhibit have been omitted pursuant to a request for confidential treatment. The omitted portions, marked by [***], have been separately filed with the Commission."


                     GENE THERAPY COLLABORATION AND LICENSE

     AGREEMENT This Agreement ("Agreement"), effective as of the 28th of June, 1996 (the "EFFECTIVE DATE"), by and among Human Genome Sciences, Inc., a corporation organized under the laws of the State of Delaware, United States of America, having a place of business at 9410 Key West Avenue, Rockville, Maryland 20850, for itself and its AFFILIATES, as defined below (collectively including such AFFILIATES "HGS"), and Schering Corporation, a corporation organized under the laws of the State of New Jersey, United States of America, having a place of business at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033, and Schering Plough Ltd., a Swiss corporation having its principal place of business at Toepferstrasse 5, CH-6004 Lucerne, Switzerland, each for itself and its AFFILIATES, as defined below (collectively including such AFFILIATES "SP").

                                WITNESSETH THAT:
                                ----------------

     WHEREAS HGS is in possession of certain human gene sequence information and has the capacity and ability to rapidly obtain full or meaningful partial sequence data for expressed human genes,
     WHEREAS SP is a multinational human healthcare company which has the capacity and ability to develop practical applications in the human healthcare field of the gene sequence data in the possession of or within the capacity and ability of HGS to obtain.
     WHEREAS HGS and SP wish to collaborate to discover human and/or animal therapeutic products based on human genomic information for use in gene therapy.

     NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, and otherwise to be bound by proper and reasonable conduct, the parties agree as follows:

1.       DEFINITIONS
         -----------

         1.1 "AFFILIATES" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, the specified individual or entity. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact gives such individual or entity the power or ability to control the management, business and affairs of an entity shall also be deemed to constitute control.
         1.2 "ANTISENSE" shall mean inhibiting or preventing in vivo expression in a human or animal of a gene product by use of an oligonucleotide or modified oligonucleotide which binds to RNA or DNA and prevents and/or impairs expression of the gene product.
         1.3 "DIAGNOSTICS" shall mean any product, process, substance, composition or service intended to predict, detect or identify a disease or determine the presence of a pathologic condition in a human.
         1.4 "DISCOVERED" shall mean with respect to any product, process, substance, composition or service, the earlier of the following events (i) the specific disclosure of such product, process, substance, composition or service in a patent application filed by the discovering party or (ii) the specific disclosure of such product, process, substance, composition or service by the discovering party in a written document (including, but not limited to, laboratory notebooks) other than a filed patent application.
         1.5 "EFFECTIVE DATE" shall mean June 28, 1996.
         1.6 "EXCLUSIVE SP PRODUCT" means an SP PRODUCT in the FIELD as to which SP has exercised an option under Paragraph 2.5 and been granted a license under Paragraph 2.3.
         1.7 "EXTENDED TERM" shall mean the additional period defined in Paragraph 4.2.
         1.8 "FIELD" shall mean the intervention treatment and/or prevention of disease in humans and animals by GENE THERAPY and excluding GENE THERAPY VACCINES, except as provided in Section 2.4(c), and shall also include ANTISENSE for each SP PRODUCT as to which a license is granted under Paragraph 2.10. For the avoidance of doubt, in the event an SP PRODUCT has both therapeutic and DIAGNOSTIC use, the therapeutic use of such SP PRODUCT shall be included in the FIELD.
         1.9 "GENE" shall mean a human gene or a portion thereof or cDNA corresponding thereto.
         1.10 "GENE THERAPY" shall mean treatment or prevention of a disease, or remedying a gene deficiency of humans or animals by genetic modification of somatic cells (in vivo, in vitro or ex vivo) with DNA (RNA) for the purpose of expressing a protein or oligo(poly)nucleotide encoded by said DNA (RNA) in a human or animal.
         1.11 "GENE THERAPY VACCINE" shall mean a substance that achieves a therapeutic or prophylactic effect by inducing an antigen-specific humoral and/or cellular immune system response by GENE THERAPY.
         1.12 "HGS FIELD" shall mean (i) ANTISENSE and (ii) biotransformation of a chemical to prepare pharmaceutically active agents for human or animal use, or intermediates therefor, which active agents were DISCOVERED before the EFFECTIVE DATE, and (iii) DIAGNOSTICS.
         1.13 "INITIAL RESEARCH TERM" shall mean the term beginning on the EFFECTIVE DATE and ending five (5) years from the EFFECTIVE DATE.
         1.14 "LICENSED PATENT(S)" shall mean all patents and patent applications to the extent that they claim LICENSED TECHNOLOGY, which are or become owned by HGS or to which HGS otherwise has, now or in the future, the right to grant licenses. Included within the definition of LICENSED PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, registrations, confirmations, re-examinations or extensions, and any provisional applications thereof and all SPCs.
         1.15 "LICENSED TECHNOLOGY" shall mean, the following which is provided to SP by or on behalf of HGS: (a) sequence data with respect to human DNA (and the corresponding clones) and expression products thereof in each case developed by or on behalf of HGS prior to or during the INITIAL RESEARCH TERM, (b) information on biological function of GENES developed by or on behalf of HGS prior to the INITIAL RESEARCH TERM, (c) HGS clones, cell lines and vectors and all information and data provided to SP pursuant to Section 5 and (d) SOFTWARE.
         1.16 "MAJOR MARKET" means the United States, Canada, Germany, United Kingdom, France, Italy or Japan.
         1.17 "NET SALES" shall mean proceeds actually received from sales of SP PRODUCT (calculated on a SP PRODUCT by SP PRODUCT basis) by SP or, except as provided below, its respective licensees, distributors trading on SP's account or joint ventures or other associated companies, less deductions for (i) transportation, shipping and postage charges, including transportation insurance and customs duties to the extent separately invoiced; (ii) sales and excise taxes and duties paid or allowed by a selling party and any other governmental charges imposed upon the production, importation, use or sale of such SP PRODUCT (including value added taxes or other governmental charges otherwise measured by the billing amount when included in billing); (iii) normal and customary trade, quantity and cash discounts allowed and charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies and purchasers and reimbursees, including but not limited to Medicaid rebates or to trade customers, including but not limited to wholesalers, chain and pharmacy buying groups; (iv) rebates (or equivalents thereof) granted to or charged by national, state or local government authorities in countries other than the United States; and (v) allowances or credits to customers on account of rejection or return of such product or on account of retroactive price reductions affecting such SP PRODUCT. Sales between or among SP and its licensees, distributors trading on SP's account, or joint ventures or other associated companies shall be included within NET SALES only if such purchaser is an end-user of the SP PRODUCT. Otherwise, NET SALES shall only include the subsequent, final sales to THIRD PARTIES.
         1.18 "PROOF OF EFFICACY" shall mean proof of therapeutic effectiveness in a Phase II(a) Clinical Test based on biostatistical methods, that supports a determination to proceed with expanded controlled clinical trials. "Phase II(a) Clinical Test" shall mean a well-controlled clinical study conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug.
         1.19 "RESEARCH PLAN" shall mean a plan for research and development of an EXCLUSIVE SP PRODUCT in the FIELD which includes, at a minimum, scientific data, research and development efforts, research and development milestones, and is sufficient to reasonably monitor diligence of research/development of such EXCLUSIVE SP PRODUCT. A representative example of such a plan is shown in Appendix A.
         1.20 "RESEARCH TERM" shall mean the INITIAL RESEARCH TERM and the EXTENDED TERM, if any.
         1.21 "SOFTWARE" shall mean software (together with the source code therefor and maintenance files and "Documentation" as defined below) designed and developed by HGS prior to or during the INITIAL RESEARCH TERM for analysis of sequence data with respect to human DNA and expression products thereof, including, without limitation, the specific software modules set forth in the attached Appendix B. "Documentation" shall include all operating and user manuals, training materials guides, listings, specifications and other material used with the SOFTWARE.
         1.22 "SP PATENT(s)" shall mean all patents and patent applications to the extent that they claim SP TECHNOLOGY, which are or become owned by SP or to which SP otherwise has, now or in the future, the right to grant licenses. Included within the definition of SP PATENTS are all continuations, continuations-in-part, divisions, patents of addition, reissues, renewals, extensions, registrations, confirmations, re-examinations, and any provisional applications and all SPCs.
         1.23 "SP PRODUCT(S)" shall mean any product, process, substance, composition or service in the FIELD which (i) is based on the use of or derived by use of LICENSED TECHNOLOGY and/or SP TECHNOLOGY and/or (ii) is covered by a LICENSED PATENT and/or claim of an SP PATENT which claims SP TECHNOLOGY. Notwithstanding the previous sentence, an incidental or immaterial use of LICENSED TECHNOLOGY and/or SP TECHNOLOGY shall not cause a product, process, substance, composition or service to become an SP PRODUCT. Appendix C contains representative examples of material and incidental or immaterial use, but is not intended by the parties to be an exhaustive list of such uses.
         1.24     "SP TECHNOLOGY" shall mean:
         (i) peptides and/or polypeptides, and/or polynucleotides and/or the sequences thereof which are based on use of and/or which are derived by use of LICENSED TECHNOLOGY by or on behalf of SP.
         (ii) products or potential products in the FIELD which are based on use of and/or derived from use of item (i) and/or LICENSED TECHNOLOGY by or on behalf of SP;
         (iii) biological information developed by or on behalf of SP specifically related to item (i) and/or item (ii);
         Items (i) through (iii) are included as SP TECHNOLOGY only to the extent they are obtained or derived by or on behalf of SP after the EFFECTIVE DATE and before four years after the end of the RESEARCH TERM. Notwithstanding the above, an incidental or immaterial use of LICENSED TECHNOLOGY and/or SP TECHNOLOGY shall not cause data,
substances,   materials,  know-how,  inventions  or  information  to  become  SP
TECHNOLOGY. Appendix C contains representative examples of material and incidental or immaterial use, but is not intended by the parties to be an exhaustive list of such uses.
         SP TECHNOLOGY shall not include technology developed by or on behalf of SP, or otherwise acquired by SP, which relates to vectors, gene expression delivery technologies, processes for propagation, purification, storage and characterization, etc.
         1.25 "SPC" shall mean a right based upon an underlying patent such as a Supplementary Protection Certificate.
         1.26 "TERRITORY" shall mean all the countries and territories in the world.
         1.27 "THERAPEUTIC AGREEMENT" shall mean that certain Therapeutic Collaboration and License Agreement effective as of the EFFECTIVE DATE as to which SP and HGS are parties.
         1.28 "THERAPEUTIC PROTEIN" shall mean a polypeptide derived from a GENE (excluding antibodies) which is potentially useful for the treatment or prevention of a disease or disorder in humans.
         1.30 "THIRD PARTY(IES)" shall mean any party other than a party to this Agreement or an AFFILIATE of SP or HGS.

2.       GRANTS AND COVENANTS
         --------------------

         2.1 Subject to the terms and conditions of this Agreement, HGS grants to SP a non-exclusive, non-transferable, worldwide license under LICENSED TECHNOLOGY and LICENSED PATENTS to perform research and development in the FIELD (and ANTISENSE research and development with respect to EXCLUSIVE SP PRODUCTS) during the RESEARCH TERM.
         2.2 Subject to the terms and conditions of this Agreement, HGS grants to SP an exclusive, non-transferable, worldwide license under LICENSED TECHNOLOGY and LICENSED PATENTS to perform research and development in the FIELD after the RESEARCH TERM with respect to an EXCLUSIVE SP PRODUCT (and ANTISENSE research and development with respect to EXCLUSIVE SP PRODUCTS).
         2.3 Subject to the terms and conditions of this Agreement, HGS grants to SP an exclusive worldwide license under LICENSED TECHNOLOGY and LICENSED PATENTS to make, have made, use, import, export, offer to sell and sell EXCLUSIVE SP PRODUCTS in the FIELD.
         2.4 (a) During and after the RESEARCH TERM, SP agrees to use SP TECHNOLOGY and SP PATENTS only in the FIELD. After the RESEARCH TERM, the use of SP TECHNOLOGY to the extent available to the general public through publications made by THIRD PARTIES independent of SP shall not be a breach of this Paragraph 2.4.
             (b) During and after the RESEARCH TERM, SP agrees to use LICENSED TECHNOLOGY and LICENSED PATENTS only as licensed and permitted hereunder. After the RESEARCH TERM, (i) an incidental or immaterial use of LICENSED TECHNOLOGY and/or (ii) the use of LICENSED TECHNOLOGY to the extent available to the general public and to the extent not covered by a granted LICENSED PATENT shall not be a breach of this Paragraph 2.4.

                  (c) HGS agrees that the FIELD shall include GENE THERAPY VACCINES to the extent that HGS has the right as of the EFFECTIVE DATE to include GENE THERAPY VACCINES in the FIELD. No additional fee will be due for inclusion of GENE THERAPY VACCINES in the FIELD.
                  (d) The license granted under this Agreement with respect to SOFTWARE is limited to SOFTWARE which is (i) owned by HGS and/or (ii) is owned or licensed by a THIRD PARTY and licensed to HGS which license to HGS includes the right to grant sublicenses. To the extent that acceptance of the license granted under this Agreement to SOFTWARE would obligate SP or HGS to pay royalties and/or license fees to a THIRD PARTY based solely upon SP's use of SOFTWARE owned or licensed by said THIRD PARTY and sublicensed to SP by HGS, SP shall, in its sole discretion elect to (i) accept the SOFTWARE in its entirety and pay all such royalties and/or licensee fees, (ii) obtain a direct license from the THIRD PARTY owner of the SOFTWARE, or (iii) accept the SOFTWARE with the exception of the THIRD PARTY SOFTWARE for which royalties and/or license fees would have been due. To the extent that SOFTWARE includes software owned or licensed by THIRD PARTIES which is not sublicensable by HGS, HGS will promptly provide written notice to SP identifying all such software and its owner, and SP acknowledges and agrees that it must obtain the necessary license(s) prior to using any such software.
         2.5 HGS hereby grants to SP a non-exclusive option to obtain an exclusive license under Paragraph 2.3. Each SP PRODUCT for which SP is granted such license shall become an EXCLUSIVE SP PRODUCT.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


                   During the RESEARCH TERM such option may be exercised at any time and from time to time by written notice by SP to HGS and such exclusive license will only be granted if HGS has not previously granted a license to a THIRD PARTY as permitted by Paragraph 2.11 and/or HGS has not previously begun to develop a product in the FIELD which is "essentially the same" as such SP PRODUCT. For purposes of this Agreement the term "essentially the same" means that the sequence of nucleotides comprising the gene incorporated in a product for GENE THERAPY licensed to a third party, or under development by HGS, is at least seventy-five percent (75%) homologous to such SP PRODUCT. In the event that HGS indicates to SP that HGS has previously begun to develop a product in the FIELD which is essentially the same as such SP PRODUCT, within sixty (60) days thereafter SP shall have the right to notify HGS that SP at its cost and expense will have an independent THIRD PARTY reasonably acceptable to HGS inspect HGS' records with respect thereto solely for the purpose of verifying that HGS has previously begun such development. HGS shall permit such independent THIRD PARTY to effect such inspection within a reasonable time after such notification provided that such THIRD PARTY signs an agreement of confidentiality acceptable to HGS which includes a covenant that the only information which will be provided to SP is whether or not HGS has in fact begun such development.
                  For each EXCLUSIVE SP PRODUCT for which the license is granted, at the time the option is exercised, SP shall pay to HGS the following amounts :
                  (i) For the first two  EXCLUSIVE  SP  PRODUCTS,  [***].
                  (ii) For the third  EXCLUSIVE SP PRODUCT - [***].

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


                  (iii) For the fourth EXCLUSIVE SP PRODUCT and each one thereafter - [***].
         SP shall provide HGS with a RESEARCH PLAN for each EXCLUSIVE SP PRODUCT at the time the license is granted.
         2.6 In the event that an SP PRODUCT is DISCOVERED after the RESEARCH TERM for which royalties are due to HGS under this Agreement, SP may request in writing that HGS grant a non-exclusive license in the FIELD under LICENSED PATENTS covering such SP PRODUCT to develop, make, have made, use, import, export, offer to sell and sell such SP PRODUCT. HGS shall grant such a license, to the extent that it has the ability to do so, provided, however, that HGS can refuse to grant the license if, at the time of receipt of the request from SP, HGS has an ongoing program of research and development for a product which is "essentially the same" as such SP PRODUCT. SP shall have a right to inspect as provided in Paragraph 2.5.
         2.7 Except as permitted under Section 7, SP agrees not to grant to any THIRD PARTY (IES) any rights or licenses in or to an SP PRODUCT until SP has established PROOF OF EFFICACY for such SP PRODUCT.
          2.8 The rights and licenses granted to SP by HGS under this Agreement and rights to SP TECHNOLOGY and SP PATENTS are licensable and/or transferable by SP to a THIRD PARTY only with respect to an SP PRODUCT, and only pursuant to an Agreement by which SP grants a license to a THIRD PARTY to an SP PRODUCT as permitted under Paragraph 2.7 or as permitted under Section 7 and in which the THIRD PARTY (IES) agree(s) to covenants and obligations which limit the use of SP PRODUCTS, LICENSED TECHNOLOGY,

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


LICENSED PATENTS, SP TECHNOLOGY and SP PATENTS which are essentially identical to the covenants and obligations of SP to HGS under this Agreement.
           2.9 Subject to the terms and conditions of this Agreement, SP grants to HGS a non-exclusive, worldwide royalty-free license (with the right to sublicense) under SP PATENTS to make, have made, use and sell any and all products in the HGS FIELD. To the extent that HGS has granted SP a license with respect to an SP PRODUCT for ANTISENSE pursuant to Paragraph 2.10 the HGS FIELD shall not include ANTISENSE for such SP PRODUCT.
           2.10 In the event that SP desires to extend the licenses under LICENSED TECHNOLOGY and/or LICENSED PATENT(S) to the field of ANTISENSE with respect to the DNA (RNA) or gene product of an EXCLUSIVE SP PRODUCT, HGS will grant such a license to SP, to the extent that HGS has the right to grant such a license, and HGS has not previously begun to develop a product against DNA (RNA) which is essentially the same as DNA (RNA) to which SP desires a license extension. SP shall have a right to inspect in this respect as set forth in Paragraph 2.5. It is expressly understood, however, that HGS is under no obligation to maintain the ability to grant such a license to SP. With respect to each SP PRODUCT for which a license is granted pursuant to this Paragraph 2.10, such SP PRODUCT will be subject to the milestone payments and royalties provided in this Agreement, but shall not be subject to any additional license fee.
          2.11 (a) The parties acknowledge and agree that HGS may in the future add additional collaboration partners for GENE THERAPY by entering into similar Gene Therapy Collaboration and License Agreements with one or more THIRD PARTIES, provided, however, that there shall at no time be more than [***] parties (inclusive of SP) collaborating on GENE

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


THERAPY with HGS. To the extent that HGS enters into such an agreement or any amendment or supplement thereto, then SP may, within sixty (60) days of SP's receipt from HGS of a full, complete and correct copy of such agreement, amendment or supplement elect to substitute all material terms of any such agreement for the material terms of this Agreement. HGS agrees to make representatives who are knowledgeable as to the terms and conditions of any such agreement available to discuss such terms and conditions with representatives of SP in order to permit SP to fairly determine whether or not to exercise such option. Nothing in this Paragraph 2.11(a) and subject to Paragraph 2.11(b) is to be construed as limiting HGS' ability to grant to THIRD PARTIES licenses to specific genes.
                  (b) In the event that during the RESEARCH TERM HGS desires to offer a license to a THIRD PARTY in the FIELD with respect to a specific GENE, HGS shall notify SP in writing that such GENE is available to SP for licensing as an EXCLUSIVE SP PRODUCT in the FIELD and SP shall have thirty (30) days after such notice to exercise the option granted to SP under Paragraph 2.5 with respect to such GENE. If SP fails to exercise the option within such thirty (30) day period, HGS shall have the right to grant licenses to a THIRD PARTY(IES) with respect to such GENE in the FIELD.

3.       PAYMENTS AND ROYALTIES
         ----------------------

         3.1 (a) SP agrees to pay to HGS as an upfront fee an amount equal to [***] which shall be due and payable in five equal payments of [***] with the first payment being due and payable ten (10) days after the EFFECTIVE DATE and each of the second through fifth payments being due and payable on the first through fourth anniversaries of the EFFECTIVE DATE,

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


respectively. All payments to be made hereunder shall be by wire transfer of immediately available funds to an account designated by HGS.
                  (b) In the event that any payment due and payable under Paragraph 3.1(a) is not paid when due and payable and remains unpaid for a period of thirty (30) days after written notice by HGS to SP of such failure, or if this Agreement is terminated by HGS, pursuant to Section 10 hereof, then all amounts which are to be paid under Paragraph 3.1(a) which have not been paid shall become immediately due and payable at the end of such thirty (30) day period.
         3.2 (a) Subject to Paragraphs 3.3 and 3.5, SP shall pay to HGS the following royalties on NET SALES of each SP PRODUCT sold by SP or its respective licensees, distributors trading on SP's account or joint ventures or other associated companies, which royalty shall be calculated on a SP PRODUCT by SP PRODUCT basis, with the applicable royalty rate for each SP PRODUCT in a calendar year being based on worldwide sales for such SP PRODUCT in the calendar year and this determined royalty rate being applied to all worldwide NET SALES of such SP PRODUCT in such calendar year.

       Calendar Year Net Sales                          Royalty On
     (U.S. Dollars in Millions)                         SP Product

                [***]                                     [***]

                [***]                                     [***]

                [***]                                     [***]

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


         By way of example and for avoidance of doubt, if an SP PRODUCT, shall have applicable worldwide NET SALES in a calendar year of [***], then the royalty rates and royalties owed shall be [***] on all NET SALES of such SP PRODUCT.
                  (b) SP's royalty obligations to HGS with respect to SP PRODUCTS (as defined herein) are solely as set forth in this Paragraph 3.2 and no additional royalty obligations shall be incurred for sales of SP PRODUCTS under any other agreements between the parties, including the THERAPEUTIC AGREEMENT relating to SP DRUG PRODUCTS, SP ANTIBODY PRODUCTS and SP PROTEIN PRODUCTS in each case as defined in the THERAPEUTIC AGREEMENT.
                  (c) There shall be no royalty or milestone obligations for SP PRODUCTS where SP independently identifies 95-100% of the full length gene sequence (start to stop codon in cDNA) without use of LICENSED TECHNOLOGY or SP TECHNOLOGY provided the SP PRODUCT does not infringe a claim of a granted LICENSED PATENT.
                  (d) If an SP PRODUCT is not covered by a claim of a LICENSED PATENT, HGS shall not receive royalties for SP PRODUCTS DISCOVERED more than four (4) years after the end of the RESEARCH TERM.
         No royalty shall be due for an SP PRODUCT (i) which is DISCOVERED after the end of the RESEARCH TERM and (ii) which is not an EXCLUSIVE SP PRODUCT and
(iii) which is an SP PRODUCT only as a result of the use of unpatented LICENSED TECHNOLOGY after the RESEARCH TERM which, at the time of use, is generally available to the public, or SP TECHNOLOGY developed after the RESEARCH TERM which is SP TECHNOLOGY only as

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


a result of use of unpatented LICENSED TECHNOLOGY which is generally available to the public at the time of such use.
         3.3 (a) With respect to any SP PRODUCT in any country in any calendar year, in the event that SP also owes royalties to a THIRD PARTY for such SP PRODUCT in such country for such calendar year and the royalties actually owed to such THIRD PARTY when aggregated with the royalties owed to HGS for such SP PRODUCT in such country in such calendar year (hereafter for the purposes of this Paragraph 3.3 shall be "Aggregated Royalties") causes the royalty rate on NET SALES for such SP PRODUCT in such country in such calendar year to exceed 5%, then one-half of the royalties which are to be actually paid to such THIRD PARTY may be credited against the royalties due to HGS for such SP PRODUCT in such country in such calendar year, but in no event shall the royalty rate payable to HGS be reduced to less than 3%, nor shall the Aggregated Royalties for such SP PRODUCT be reduced to less than 5%.
         3.4 SP shall make the following milestone payments to HGS for each SP PRODUCT, which milestone payment shall be due and payable within thirty (30) days after the milestone event is achieved by or on behalf of SP or a licensee of SP:
                           (i) [***] upon  successful  completion of Phase I for
an SP PRODUCT;
                           (ii) [***] upon successful completion of Phase II for
SP PRODUCT;
                           (iii) [***] upon first  submission of an  application
for regulatory approval of an SP PRODUCT in a MAJOR MARKET;

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


                           (iv)  [***] (or [***] if the  option fee has not been
paid under  Section  2.5 for an SP  PRODUCT)  upon the first  approval  of an SP
PRODUCT for commercial sale in a MAJOR MARKET (provided, however, that any pricing and/or third party reimbursement approvals as necessary for sale of the SP PRODUCT are also received).
         The milestone payments provided in this paragraph shall only be made once for each SP PRODUCT and shall not be made in the case of improvements or modifications such as but not limited to changed forms, formats, formulations, indications, processes or protocols of an SP PRODUCT for which the payments were previously made.
         In no event shall the aggregate of the fee paid under Paragraph 2.5 and the milestone payments under Paragraph 3.4 for each SP PRODUCT exceed the following:
                  (i) For the  first  two SP  PRODUCTS,  [***];
                  (ii)  For  the  third  SP  PRODUCT,  [***];
                  (iii) For the fourth SP PRODUCT and each SP PRODUCT thereafter, [***]
         3.5 Royalty obligations under this Agreement and any agreements that SP shall enter into with a licensee, with respect to SP PRODUCT, shall terminate on a country-by-country and product-by-product basis on the later of (i) ten (10) years after first country-wide launch of each product in each country or (ii) expiration of the last to expire SP PATENT or LICENSED PATENT licensed to SP under this Agreement which covers the making, having made, importing, exporting, offering to sell or using or selling of each product in each country.

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


         3.6 [***] of all payments to be made by SP pursuant to Sections 3.1 and
3.4 shall be paid by [***] and [***] shall be paid by [***]. All payments to be made by SP pursuant to Section 3.2 shall be apportioned between [***] and [***]. according to the provisions of Section 9.4. In the event that (i) payments made by [***] cause HGS to be subject to additional taxes and/or withholding tax, and
(ii) such additional taxes and/or withholding tax are due solely as a result of such payments being made by [***], then SP and HGS shall agree upon an alternative manner of payment. The foregoing notwithstanding, [***] and [***] are jointly and severally liable for any and all payments by SP to HGS pursuant to this Section 3, provided that payments made by [***] does not cause HGS to be subject to additional taxes and/or a withholding tax solely as a result of such payments being made by [***].
         3.7 The manner in which statements and remittances of royalty payments are handled are as set forth in Section 9 hereof.
         3.8 All payments to be made hereunder shall be by wire transfer of immediately available funds to an account designated by HGS.

4.       RESEARCH TERM
         -------------

         4.1 The INITIAL RESEARCH TERM shall terminate five years after the EFFECTIVE DATE.
         4.2 The INITIAL RESEARCH TERM may be extended for up to [***] additional years, in the event the INITIAL RESEARCH TERM is extended under the THERAPEUTIC AGREEMENT, by written notice provided to HGS by SP at least sixty
(60) days prior to the

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


end of the INITIAL RESEARCH TERM or at least sixty (60) days prior to the end of any one year extension thereof. A payment of [***] for each additional year shall be due within ten (10) days of the end of the INITIAL RESEARCH TERM or the end of any one year extension thereof, as the case may be.
         4.3 In any extension of the INITIAL RESEARCH TERM, the rights and licenses granted to SP under Paragraph 2.1 shall be further granted for the EXTENDED TERM but limited to research and development of SP PRODUCTS and EXCLUSIVE SP PRODUCTS in the FIELD.

5.       TECHNOLOGY TRANSFER
         -------------------

         5.1 (a) Promptly after the EFFECTIVE DATE, HGS shall disclose to SP all information which is LICENSED TECHNOLOGY.
                  (b) Throughout the INITIAL RESEARCH TERM, except as provided in Paragraph 5.2, HGS shall promptly provide to SP all information which is LICENSED TECHNOLOGY and materials (as available to HGS and as reasonably requested by SP) which are LICENSED TECHNOLOGY including, without limitation,
(i) preliminary annotation data of DNA sequences which are LICENSED TECHNOLOGY such as tissue source; library specifications for libraries from which DNA sequences which are LICENSED TECHNOLOGY are obtained; (ii) sequence homologies and motif searches with respect to DNA sequences (and encoded polypeptides) which are LICENSED TECHNOLOGY; (iii) biological information obtained by HGS with respect to DNA sequences and encoded polypeptides which are LICENSED TECHNOLOGY; and (iv) clones containing sequences which are LICENSED TECHNOLOGY as available to HGS and as reasonably requested by SP; and (v) expression cell lines and vectors, as reasonably requested by SP and as available to HGS and to the extent that HGS is not contractually precluded from providing them, for the sole purpose of research and development in the FIELD. SP understands and agrees that experimental data relating to characterization of DNA and encoded polypeptides are not included in this Paragraph 5.1(b).
                  (c) Except as otherwise set forth herein, LICENSED TECHNOLOGY to be provided to SP pursuant to Paragraphs 5.1(a) and 5.1(b)(i), (ii) and (iii) shall be in the form of electronic transfers of the LICENSED TECHNOLOGY and HGS shall deliver the LICENSED TECHNOLOGY to SP in a manner and format which is compatible for use with the SOFTWARE.
                  (d) Promptly after the EFFECTIVE DATE, HGS will provide SP with printouts of HGS full length gene reports to the extent that they include LICENSED TECHNOLOGY and to the extent that they exist on the EFFECTIVE DATE.
         5.2 HGS shall not be required to transfer to SP sequence data consisting of second walks and full length sequences or biological information or clones, in each case which are LICENSED TECHNOLOGY with respect to potential THERAPEUTIC PROTEINS, until HGS obtains exclusive rights thereto under the THERAPEUTIC AGREEMENT. The preceding sentence shall not apply to second walks performed by HGS at the specific request of SP.
         5.3 The transfer of LICENSED TECHNOLOGY to SP shall be documented by HGS. Such documentation shall include, but not be limited to, transfer of LICENSED TECHNOLOGY to SP electronically and/or in writing and/or, in the case of oral transfer, by written notice to SP of the substance of such oral transfer.

         5.4 At the end of the RESEARCH TERM, SP shall promptly return to HGS any and all LICENSED TECHNOLOGY other than LICENSED TECHNOLOGY as to which SP retains a license hereunder, including, without limitation, LICENSED TECHNOLOGY which is not deemed confidential in accordance with Paragraph 7.2.
         5.5 SP agrees to maintain security measures (including but not limited to computer and computer network security measures) for LICENSED TECHNOLOGY which are similar to the measures currently employed by SP to safeguard its own confidential information. These security measures have been discussed with HGS and HGS agrees that such security measures are acceptable to HGS.
         5.6 (a) To the extent it has not already been provided to SP, HGS shall provide to SP, promptly following the EFFECTIVE DATE, without additional charge, initial copies of the SOFTWARE and thereafter, during the INITIAL RESEARCH TERM, as they become available, copies of any enhancements to the SOFTWARE made by HGS during the INITIAL RESEARCH TERM, including all modifications to the SOFTWARE which increase the speed, efficiency or ease of operation of the SOFTWARE, or add additional capabilities to or otherwise improve the functions of the SOFTWARE.
                  (b) For a period of two years after the EFFECTIVE DATE, HGS shall provide to SP, without additional charge, all necessary telephone or on-site consultation requested by SP in connection with its use and operation of the SOFTWARE or any problems therewith. Telephone consultation shall be provided by HGS during normal business hours.
                  (c) SP shall have the right, in its own discretion, to independently modify the SOFTWARE for its own purposes and use SOFTWARE, through the services of its own employees or of independent contractors, provided that same agree not to disclose or distribute any part of the SOFTWARE to any other person or entity or otherwise violate HGS's proprietary rights therein. SP shall be the owner of any such modification. SP may, at its sole discretion, provide such SOFTWARE modifications to HGS, which will be retained by HGS in confidence and will not be disclosed to any THIRD PARTY without the prior written consent of SP. HGS shall not incorporate any such modification into its software for distribution to THIRD PARTY(IES) unless SP (in its sole discretion) first consents in writing and HGS first agrees to pay SP a reasonable royalty, pursuant to mutually agreed upon terms. SP acknowledges and agrees that SOFTWARE and any modified SOFTWARE developed by or on behalf of SP may only be used by or for SP and may not be transferred to a THIRD PARTY.

6.       PRODUCT DEVELOPMENT
         -------------------

         6.1 SP shall use diligent efforts to develop, market, promote and sell royalty bearing EXCLUSIVE SP PRODUCT equivalent to those efforts it uses with respect to its products of similar value and status, subject to SP's right to terminate such efforts and surrender all rights in and to such SP EXCLUSIVE PRODUCTS.
         6.2 Within sixty (60) days after the end of each calendar year, SP shall provide to HGS in writing annual reports with respect to work performed by or for SP under RESEARCH PLANS.

7.       CONFIDENTIALITY
         ---------------

         7.1 Subject to Paragraphs 7.2, 7.3 and 7.4 the parties agree not to disclose and/or provide to a THIRD PARTY any information and/or materials received from the other party and to use the information and materials received from the other party only as licensed hereunder.
         7.2 Unless otherwise restricted by this Agreement, the confidentiality obligations of paragraph 7.1 shall not apply to information and/or materials which:
                  (i) was known to the receiving party or generally known to the public prior to its disclosure hereunder; or
                  (ii) subsequently becomes known to the public by some means other than a breach of this Agreement;
                  (iii) is subsequently disclosed to the receiving party by a THIRD PARTY having a lawful right to make such disclosure and who is not under an obligation of confidentiality to the disclosing party;
                  (iv) is required by law or bona fide legal process regulation, rule, act or order of any governmental agency or authority to be disclosed, provided that the party required to make the disclosure takes all reasonable steps to restrict and maintain confidentiality of such disclosure and provides reasonable notice to the party providing the information and/or materials;
                  (v) is approved for release by the parties, or (vi) is independently developed by the employees or agents of a party or their respective AFFILIATES, without any knowledge of the information and/or materials provided by the other party, provided that such independent development can be properly demonstrated by the party disclosing the information and/or materials.
         7.3 (a) Notwithstanding Paragraph 7.1, SP may disclose and/or provide LICENSED TECHNOLOGY to a THIRD PARTY who (i) receives a license from SP to LICENSED TECHNOLOGY in conjunction with a license to an SP PRODUCT as permitted by Paragraph 2.8 hereof or (ii) is a THIRD PARTY contractor assisting SP with respect to an SP PRODUCT, provided that such THIRD PARTY enters into an agreement as provided in Paragraph 7.4, and such THIRD PARTY agrees to confidentiality and non-use obligations essentially identical to Paragraph 7.1.
                  (b) Unless restricted by other provisions of this Agreement, the obligations of Paragraph 7.1 shall not restrict the ability of HGS to disclose information and/or provide materials to a THIRD PARTY, provided that such THIRD PARTY enters into an agreement by which the THIRD PARTY agrees to confidentiality obligations essentially identical to Paragraph 7.1.
         7.4 In the event that SP intends to transfer or disclose LICENSED TECHNOLOGY to a THIRD PARTY contractor as permitted by Paragraph 7.3 no such transfer or disclosure shall take place until such THIRD PARTY enters into an agreement with SP by which SP is granted ownership of or a license (including the right to grant sublicenses) to all inventions (and patent rights based thereon) which result from the use of LICENSED TECHNOLOGY. Any such inventions and patents shall be SP TECHNOLOGY and SP PATENTS subject to the terms and conditions of this Agreement, provided, however, that any such inventions and patents which result from any incidental or immaterial use of LICENSED TECHNOLOGY shall not be SP TECHNOLOGY or SP PATENTS.
         7.5 All confidential information disclosed by one party to the other party shall remain the intellectual property of the disclosing party. In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this Agreement based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that confidential information received from the other party under this Agreement remains the property of the other party and
(ii) of the confidentiality obligations under this Agreement. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party's confidential information and to insure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this Agreement.
         7.6 (a) No public announcement concerning (i) the existence of or terms of this Agreement, (ii) research and/or discoveries made by SP, (iii) milestones achieved by SP, and (iv) exercise by SP of rights and options granted under this Agreement, shall be made, either directly or indirectly, by any party to this Agreement without prior written notice to the other party and, except as may be legally required, or as may be legally required for a public offering of securities, or as may be required for recording purposes, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement. The party desiring to make any such public announcement shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. This paragraph 7.6 shall not apply to any information in a public announcement which is information essentially identical to that contained in a previous public announcement agreed to pursuant to this paragraph.
                  (b) HGS may provide a THIRD PARTY who enters into an agreement with HGS of the type contemplated by Paragraph 2.11(a) with a copy of this Agreement after they enter into such agreement.
         7.7 Without the written consent of HGS, SP shall not submit for written or oral publication any manuscript, abstract or the like which includes SP TECHNOLOGY which is or is directed to a SP PRODUCT prior to the earlier of (i) eighteen months after SP files an SP PATENT which claims such SP PRODUCT or (ii) the date on which such SP PRODUCT is disclosed in a printed publication other than through breach of this paragraph.
         7.8 HGS agrees that all RESEARCH PLANS submitted by SP pursuant to this Agreement shall be strictly confidential and shall be provided to only those employees at HGS who are to be responsible for determing whether or not SP shall receive an exclusive license to an SP PRODUCT pursuant to Paragraph 2.5, and for monitoring SP's obligations under Section 6, not to exceed five (5) employees. HGS further agrees that all such RESEARCH PLANS will not be utilized by or on behalf of HGS for any other purpose.

8.       PATENT PROSECUTION AND LITIGATION
         ---------------------------------

         8.1 Each party shall have and retain sole and exclusive title to all inventions, discoveries, designs, works of authorship and other know-how which are made, conceived, reduced to practice or generated by its employees, agents, or other persons acting under its authority. As to all inventions, discoveries, designs, works of authorship and other know-how made, conceived, reduced to practice or generated jointly by employees, agents, or other persons acting under the authority of HGS and SP, the parties shall own an equal undivided interest therein. In the event of jointly owned inventions, HGS shall be responsible for the filing, prosecution and maintenance of patents and patent applications directed thereto under the terms and conditions of Paragraph 8.2, however, each of HGS and SP shall be responsible for an equal share of the cost and expense thereof. HGS shall consult with SP with respect to strategies for filing, prosecution and maintenance of patents and patent applications for which it bears responsibility under this Section 8.1, and shall keep SP reasonably informed with regard to filing, prosecution and maintenance activity for such patents and patent applications, provided, however, that HGS shall have final decision-making authority with respect to filing, prosecution and maintenance of any patents and patent applications for which it is responsible. If a joint owner does not desire to file, prosecute or maintain a patent or patent application to a joint invention, such owner shall assign its ownership interest therein to the other joint owner and shall no longer be responsible for the cost and expense thereof, and shall have no further right to consult, review or comment with respect to the filing, prosecution and maintenance of said patent or patent application. All patents and patent applications to joint inventions which are LICENSED TECHNOLOGY and/or SP TECHNOLOGY shall be LICENSED PATENTS and SP PATENTS, respectively, subject to the terms and conditions of this Agreement; otherwise, any joint owner shall be free to dispose of its interest therein without accounting to any other owner.

          8.2 (a) HGS shall have the right within its sole discretion to prepare, file, prosecute and maintain LICENSED PATENTS owned by HGS. With respect to LICENSED PATENTS as to which SP retains a license hereunder, subject to Paragraph 8.10, HGS shall keep SP reasonably informed with respect to the filing and prosecution thereof (including interference proceedings). In the event that HGS does not intend to prepare, file, prosecute and/or maintain patent protection in any country with respect to LICENSED TECHNOLOGY other than expressed sequence tags (ESTs) as to which SP retains a license hereunder, HGS shall, at SP's option, do so at the cost and expense of SP. In the event that a THIRD PARTY who has entered into an agreement with HGS as contemplated by Paragraph 2.11(a) also makes such a request in a country, such costs shall be apportioned between SP and such THIRD PARTY.
                  (b) SP shall  have the right  within  its sole  discretion  to prepare, file, prosecute and maintain SP PATENTS. With respect to SP PATENTS as to which HGS retains a license hereunder, subject to Paragraph 8.11, SP shall keep HGS reasonably informed with respect to the filing and prosecution thereof (including interference proceedings). In the event that SP does not intend to prepare, file, prosecute and/or maintain patent protection in any country with respect to SP TECHNOLOGY as to which HGS retains a license hereunder, SP shall, at HGS' option, do so at the cost and expense of HGS.
                  (c) SP will provide HGS reasonable assistance to enable HGS to prepare, file, prosecute and maintain LICENSED PATENTS pursuant to section 8.2(a). HGS will provide SP reasonable assistance to enable SP to prepare, file, prosecute and maintain SP PATENTS pursuant to section 8.2(b).
         8.3 Each party, on behalf of itself, its AFFILIATES and its and their respective directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against the other party, its AFFILIATES and its or their respective officers, directors, employees, shareholders, agents, successors and assigns, which may arise from performance of patent activities under this Section, except those which result from gross negligence, recklessness, or willful misconduct.
          8.4 (a) In the event of the institution of any suit by a THIRD PARTY against SP or its licensees for patent infringement involving the manufacture, use, import, export, offer for sale, sale, distribution or marketing of SP PRODUCT, SP shall promptly notify HGS in writing. As between HGS and SP, SP shall be solely responsible for the cost and expense of such action and any liability which results therefrom.
                  (b) In the  event  of the  institution  of any suit by a THIRD
PARTY against HGS or its licensees, for patent infringement involving the manufacture, use, import, export, offer for sale, sale, distribution or marketing of any product sold by HGS or its licensees involving or developed using LICENSED TECHNOLOGY and/or SP TECHNOLOGY, HGS shall promptly notify SP in writing. As between HGS and SP, HGS shall be solely responsible for the cost and expense of such action and any liability which results therefrom.
         8.5 In the event that HGS or SP becomes aware of actual or threatened infringement of a SP PATENT or LICENSED PATENT anywhere in the TERRITORY, that party shall promptly notify the other party in writing. The owner of the SP PATENT or LICENSED PATENT shall have the first right but not the obligation to bring, at its own expense, an infringement action against any THIRD PARTY and to use the other party's name in connection therewith. If the owner of the patent does not commence a particular infringement action within ninety (90) days, the other party, after notifying the owner in writing, shall be entitled to bring such infringement action, in its own name and/or in the name of the patent owner, at its own expense to the extent that such party is licensed thereunder. The foregoing notwithstanding, in the event that an alleged infringer certifies pursuant to 21 U.S.C. ss.355(b)(2)(A)(iv) against an issued SP PATENT or LICENSED PATENT covering a product, as between the patent owner and the owner of the product, the party receiving notice of such certification shall immediately notify the other party of such certification, and if fourteen (14) days prior to expiration of the forty five (45) day period set forth in 21 U.S.C. ss.355(c)(3)(C), the owner of the SP PATENT or LICENSED PATENT fails to commence an infringement action, the party receiving notice, in its sole discretion, at its own expense and to the extent that it is licensed under the SP PATENT or LICENSED PATENT, shall be entitled to bring such infringement action in its own name and/or in the name of the patent owner. The party conducting an action under this Paragraph 8.5 shall have full control over its conduct, including settlement thereof provided such settlement shall not be made without the prior written consent of the other licensing party or licensed party if it would adversely affect the patent rights of such party. The licensing party (i.e., the patent owner) and the licensed party (e.g., the owner of the product) shall reasonably assist one another and cooperate in any such litigation at the other's request, each such party paying its own costs and expenses. The party conducting the litigation shall periodically reimburse the other party for its reasonable and actual out-of-pocket expenses for assisting in the litigation, which reimbursement shall be made within thirty (30) days of receipt by the party conducting the litigation of itemized invoices from the assisting party documenting such expenses.
         8.6 Any recovery made by a party as the result of an action for patent infringement it has conducted under Paragraph 8.5 shall be distributed as follows:
                  (i) The party  conducting  the action shall recover its actual out -of-pocket expenses.
                  (ii) To the extent that the recovery exceeds the total of item
                  (i),  the  excess  shall be kept by the party  conducting  the action,  provided,  however,  that to the extent  that (a) the recovery is based on an award of lost  sales/profits,  and (b)
                  the party  conducting the action would have incurred a royalty obligation to the other party based upon such sales, the party to whom such  royalties  would  have been due shall  receive a proportion of the excess recovery corresponding to the royalty percentage it would have otherwise been due.
         8.7 The parties shall periodically keep one another reasonably informed of the status of and of, their respective activities regarding, any such litigation or settlement thereof.
          8.8 To the extent that the owner of a SP PATENT or a LICENSED PATENT also owns a product (covered by an NDA or HRD) which product is covered by a granted claim of said SP PATENT or LICENSED PATENT, the owner of said SP PATENT or LICENSED PATENT shall have the first right to seek extensions of the terms of the patent and to seek to obtain SPCs. If the owner of a SP PATENT or a LICENSED PATENT does not own a product covered by a granted claim of said SP PATENT or LICENSED PATENT, then the owner of a product (covered by an NDA or HRD) which product is licensed under and is covered by a granted claim of said SP PATENT or LICENSED PATENT shall have the right to seek extensions of the terms of the patent and to seek to obtain SPCs. Where more than one (1) product is covered by a granted claim of the same SP PATENT or the same LICENSED PATENT, as between SP and HGS, the right to seek extensions of the terms of the patent and to obtain SPCs shall be granted by the patent owner to the first of SP, HGS or licensee of HGS, who is licensed thereunder to submit to the patent owner, in writing, a request to obtain such rights with respect to a product (covered by an NDA or HRD) which is approved for marketing and/or sale in at least one country in which said SP PATENT or LICENSED PATENT is in force. Each party shall assist the other in the obtaining of such extensions or SPCs including by authorizing the other party to act as its agent.
          8.9 (a) All rights and licenses granted under or pursuant to this Agreement by one party to another party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("Title 11"), licenses of rights to intellectual property as defined in Title 11. The licensing party agrees during the term of this Agreement to maintain and preserve any current copies of all such intellectual property which are in existence and in its possession as of the commencement of a case under Title 11 by or against the licensing party. If a case is commenced by or against the licensing party under Title 11, then, unless and until this Agreement is rejected as provided in Title 11, the licensing party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Title 11 Trustee) shall, as the party who is a licensee may elect in a written request, immediately upon such request
(A) (i) perform all of the obligations provided in this Agreement to be performed by the licensing party, or (ii) provide to the party who is a licensee all such intellectual property (including all embodiments thereof)
held by the licensing party and such successors and assigns as of the commencement of a case under Title 11 by or against the licensing party and from time to time thereafter, and (B) not interfere with the rights of the licensing party as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof, including any right of the licensing party to obtain such intellectual property or such embodiment) from any other entity.
                  (b)  If a  Title  11  case  is  commenced  by or  against  the licensing party, this Agreement is rejected as provided in Title 11 and the party who is a licensee elects to retain its rights hereunder as provided in Title 11, then the licensing party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without, limitation, a Title 11 Trustee) shall provide to the party who is a licensee all such intellectual property (including all embodiments thereof) held by the licensing party and such successors and assigns immediately upon the party who is a licensee's written request thereof. Whenever, the licensing party or any of its successors or assigns provides to the party who is a licensee any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Paragraph 8.9, the party who is a licensee shall have the right to perform the obligations of the licensing party hereunder with respect to such intellectual property, but neither such provision nor such performance by the party who is a licensee shall release the licensing party from any such obligation or liability for failing to perform it; provided, however, that in such event the party who is a licensee shall not be entitled to compel specific performance by the licensing party under this Agreement except to the extent of enforcing the exclusivity of the license granted hereunder.

                  (c) All rights, powers, remedies, obligations and conditions of the party who is a licensee provided herein are in addition to and not in substitution for any and all other rights, powers, remedies, obligations and conditions of the licensing party or the party who is a licensee now or hereafter existing at law or in equity (including, without limitation, Title 11) in the event of the commencement of a Title 11 case by or against the licensing party. The party who is a licensee, in addition to the rights, powers and remedies expressly provided herein, shall be subject to all obligations and conditions, and shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including, without limitation, Title 11) in such event. The parties agree that they intend the foregoing rights and obligations of the party who is a licensee to apply to the maximum extent permitted by law, including without limitation for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the licensing party, or any third party with whom the licensing party contracts to perform an obligation of the licensing party under this Agreement, and, in the case of the third party, which is necessary for the development, registration and manufacture of a product licensed hereunder, and (ii) the right to contract directly with any third party described in clause (i) in this sentence to complete the contracted work.
          8.10 The obligations of HGS to keep SP informed under Paragraphs 8.2(a) shall only apply to LICENSED PATENTS which claim LICENSED TECHNOLOGY which HGS is required to disclose to SP pursuant to Section 5.

         8.11 The obligations of SP to keep HGS informed under Paragraph 8.2(b) shall not apply to any SP PATENT directed to SP PRODUCTS until the earlier of publication of the SP PATENT and/or SP obtaining exclusive rights to the SP PRODUCT under Section 2.5.

9.       STATEMENTS AND REMITTANCES
         --------------------------

         9.1 SP shall keep and require its licensees to keep complete and accurate records of all NET SALES of SP PRODUCT for which royalties are due hereunder. HGS shall have the right, at its expense, through a certified public accountant or like person reasonably acceptable to SP, to examine pertinent financial records during regular business hours upon proper advance written notice during the life of this Agreement and for six (6) months after its termination for the purpose of verifying and reporting to HGS as to the computation of the royalty payments made hereunder; provided, however, that such examination shall not take place more often than once a year and not later than forty-five (45) days after written request is made; provided further that such accountant shall report only as to the accuracy of the royalty statements and payments, including the magnitude and source of any discrepancy. Neither SP nor its licensees shall be required to maintain such records for more than three (3) years. The accountant shall execute customary confidentiality agreements prior to any examination, reasonably satisfactory in form and substance to SP, to maintain in confidence all information obtained during the course of any such examination, except for disclosure to HGS, as necessary for the above purpose.
         9.2 Within sixty (60) days after the close of each calendar quarter, SP shall deliver to HGS a true accounting of all SP PRODUCT subject to royalty hereunder sold by it and its licensees and distributors during such calendar quarter and shall at the same time pay all royalties due. In the event that the royalty rate changes in a calendar quarter with respect to an

"The information below marked [***] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission."


SP PRODUCT as a result of the NET SALES of such SP PRODUCT for such calendar year reaching a level at which there is a change in royalty rate as provided in Paragraph 3.2 ("New Royalty Rate") then the royalties which are paid by SP for such calendar quarter and the subsequent calendar quarters for such calendar year (until the royalty rate is again changed) shall be determined and paid based on the New Royalty Rate, and in addition, the royalties for the previous calendar quarters for such calendar year for such SP PRODUCT shall be recomputed at the New Royalty Rate, and the payment for the calendar quarter in which there is a New Royalty Rate shall be adjusted for the difference between the royalties paid for such SP PRODUCT for the previous calendar quarters for such calendar year and the royalties for such previous calendar quarters for such calendar year calculated by use of the New Royalty Rate. Such accounting shall show sales, each calculation of NET SALES and the calculation of currency conversion on a country-by-country basis and SP-PRODUCT-by-SP-PRODUCT basis, and recalculation of royalties based on a New Royalty Rate, if applicable..
         9.3 All royalties and other payments due under this Agreement shall be payable in U.S. dollars.

         9.4 All royalties, with the exception of those payable on sales to customers in the United States, shall be paid by [***] from its office in [***]. Royalties payable on U.S. sales shall be paid directly to HGS by Schering Corporation from its offices in Kenilworth, New Jersey. Royalties payable on sales in countries other than the United States shall be calculated by multiplying the appropriate royalty rate times the sales in each currency in which they are made and converting the resulting amount into United States dollars, at the rates of exchange used by Schering Corporation, for reporting such sales for United States financial statement purposes. A copy of SP's current policy for bookkeeping exchange rates is set forth in Appendix D. If, due to restrictions or prohibitions imposed by a national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and SP will deal with such monies as HGS may lawfully direct at no additional out-of-pocket expense to SP. Notwithstanding the foregoing, if royalties cannot be remitted to HGS for any reason within six (6) months after the end of the calendar quarter during which they are earned, then SP shall be obligated to deposit the royalties in a bank account in Switzerland in the name of HGS. SP shall deduct any taxes which SP is obligated to pay and/or withhold in a country based on milestones or based on royalties due to HGS based on sales in such country from royalty or milestone payments due HGS for such country under this Agreement and pay them to the proper authorities as required by applicable laws. SP shall maintain official receipts of payment of any such taxes and forward these receipts to HGS within sixty (60) days.

10.      TERM AND TERMINATION
         --------------------

         10.1 This Agreement shall come into effect as of the EFFECTIVE DATE and shall remain in full force and effect unless earlier terminated as provided in this Section 10.
         10.2 (a) In the event SP fails to make a royalty or milestone payment to HGS under this Agreement with respect to a SP PRODUCT, when due, or fails to meet its obligations under Section 6 of this Agreement with respect to an EXCLUSIVE SP PRODUCT, in addition to any other remedy which it may have, HGS may notify SP in writing that all of SP's rights with respect to such SP PRODUCT or EXCLUSIVE SP PRODUCT, as the case may be, shall terminate as of thirty (30) days after such written notice and SP's rights with respect thereto shall terminate unless such payment is made or such failure is cured, prior to the expiration of such thirty (30) day period.
                  (b) In the event that the THERAPEUTIC AGREEMENT is terminated by HGS for failure of SP to pay the amounts which are due under Paragraph 3.1 or Paragraph 5.1 of the THERAPEUTIC AGREEMENT, then by written notice to SP, HGS shall have the right to terminate this Agreement effective as of the date of such notice.
         10.3 In the event that SP fails to make a payment to HGS under  Section
3.1 when due, in addition to any other remedy which HGS may have, HGS may notify SP in writing of such failure and that this Agreement shall terminate in its entirety and if SP fails to make such payment within thirty (30) days thereafter, this Agreement shall terminate.
         10.4 In the event that HGS fails to meet its obligations under Section 5, in addition to any other remedy which SP may have, SP may notify HGS of such failure and that this Agreement shall terminate in its entirety, and if HGS fails to cure such failure within thirty (30) days thereafter, this Agreement shall terminate in its entirety.
         10.5 Either party, may terminate this Agreement if, at any time, the other party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the party or of its assets, or if the other party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other party shall propose or be a party to any dissolution or liquidation, or if the other party shall make an assignment for the benefit of creditors.
         10.6 Neither party shall have the right to terminate this Agreement except under paragraphs 10.2, 10.3, 10.4, and 10.5, provided however that nothing in this Agreement shall limit any remedies for breach which may be available pursuant to a judgment of a court, in law or equity, including termination of this Agreement or of any or all rights hereunder, except that any action seeking remedies for breach of this Agreement shall be conducted in accordance with Section 18.

11.      RIGHTS AND DUTIES UPON TERMINATION
         ----------------------------------

         11.1 Notwithstanding termination of this agreement, the rights and obligations of the parties under Sections 7, 9, 11, 13, 15 and 26, and Paragraphs 2.4(a) and (b), 2.7, 2.8, and 3.1(b) shall survive such termination.
         11.2 Termination of the Agreement in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity.
         11.3 Other than  termination  of this  Agreement  pursuant to Paragraph
10.4 or with respect to an SP PRODUCT as to which rights have been terminated under Paragraph 10.2. SP's obligation to pay royalties and milestone payments for SP PRODUCT shall survive such termination.

12.      WARRANTIES AND REPRESENTATIONS
         ------------------------------

         12.1 Each of HGS and SP hereby represents, warrants and covenants to the other, as of the EFFECTIVE DATE, as follows:
                  (a) it is a corporation duly organized and validity existing under the laws of the state or other jurisdiction of incorporation or formation;
                  (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;
                  (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, including, without limitation, the right, power and authority to grant the licenses under Section 2;
                  (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms and provisions hereof to such party's best knowledge does not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;
                  (e) this Agreement constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles.

         12.2 HGS and SP, as the case may be, hereby represent, warrant, and covenant to a party receiving a license hereunder as follows:
                  (a) as of the EFFECTIVE DATE, there are no claims, judgments or settlements against or owed by HGS or pending or threatened claims or litigation, in each case relating to HGS' interest in or to LICENSED PATENTS or LICENSED TECHNOLOGY; and
                  (b) HGS and SP, as the case may be, has not and will not grant any rights or licenses to any person or entity which is inconsistent with the rights and licenses granted by HGS or SP, as the case may be, to a party under this Agreement.
         12.3 HGS hereby  represents and warrants to SP that as of the EFFECTIVE
DATE:
                  (a) without having made any inquiry or investigation, no information has come to HGS' attention which causes HGS to reasonably believe that SP will not be able to negotiate license rights from each THIRD PARTY, who is a licensor to HGS of the SOFTWARE identified in Appendix B as owned by said THIRD PARTY, on terms that are at least as favorable to SP as those given by such THIRD PARTY to HGS;
                  (b) without having made an inquiry or investigation, no information has come to HGS' attention which causes HGS to reasonably believe that the SOFTWARE to be provided to SP by HGS as of the EFFECTIVE DATE infringes any patent, copyright, trademark or trade secret right of any THIRD PARTY which has not been licensed by HGS;
                  (c) to HGS' best knowledge, the list of SOFTWARE contained in Appendix B is true, complete and correct in all material respects;
                  (d) to HGS' best knowledge, the list of hardware components set forth in Appendix B includes all of the material components SP will require to utilize the SOFTWARE at its facilities in the manner contemplated by this Agreement and to receive in an electronic format compatible with the SOFTWARE all LICENSED TECHNOLOGY that is available in electronic format; and
                  (e) for a period of one (1) year from the date that the SOFTWARE is installed and is fully operational at SP's facilities, the SOFTWARE located at HGS and which is and will be used by HGS to input, format, and transmit LICENSED TECHNOLOGY to SP in an electronic format will function in the manner intended by the parties.
         12.4 No party to this Agreement has in effect, and after the EFFECTIVE DATE no party shall enter into any written agreement that would be inconsistent with its obligations under this Agreement.
         12.5 NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY THAT SP PATENTS OR LICENSED PATENTS ARE VALID OR ENFORCEABLE OR THAT THEIR EXERCISE OR THE EXERCISE OF LICENSED TECHNOLOGY OR SP TECHNOLOGY DOES NOT INFRINGE ANY PATENT RIGHTS OF THIRD PARTIES. A HOLDING OF INVALIDITY OR UNENFORCEABILITY OF ANY SUCH PATENT, FROM WHICH NO FURTHER APPEAL IS OR CAN BE TAKEN, SHALL NOT AFFECT ANY OBLIGATION HEREUNDER, BUT SHALL ONLY ELIMINATE ROYALTIES OTHERWISE DUE UNDER SUCH PATENT FROM THE DATE SUCH HOLDING BECOMES FINAL.
         12.6 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN HGS and SP MAKE NO REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND,

EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
         12.7 Each party represents and warrants to the other parties hereto that any materials provided by one party to another under this Agreement shall be used in compliance with all applicable laws and regulations.
         12.8 HGS hereby warrants and represents that to the extent any data and/or information included within LICENSED TECHNOLOGY was obtained from The Institute for Genomic Research (TIGR), TIGR has granted rights to HGS to all such data and/or information.
         12.9 No claim can be made or shall exist with respect to a breach of warranty, representation or covenant under Paragraph 12.1(a); (b), (d) and (e) Paragraph 12.2(a) or Paragraph 12.3, unless such claim is made prior to the end of the RESEARCH TERM.
         12.10 In the event that a THIRD PARTY pursuant to an agreement contemplated by Paragraph 2.11(a) has a publication provision which is more favorable to SP than Paragraph 7.7 of this Agreement, then SP may substitute such more favorable publication provision for Paragraph 7.7 by written notice to HGS within sixty (60) days of receipt thereof.

13.      INDEMNIFICATION
         ---------------

         13.1 SP shall defend, indemnify and hold harmless HGS, licensors of HGS and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition of any SP PRODUCT by or through SP or any THIRD PARTY granted rights by SP under this Agreement. SP's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. SP shall have the exclusive right. to control the defense of any action which is to be indemnified in whole by SP hereunder, including the right to select counsel reasonably acceptable to HGS to defend HGS, and to settle any claim, provided that, without the written consent of HGS (which shall not be unreasonably withheld or delayed), SP shall not agree to settle any claim against HGS to the extent such claim has a material adverse effect on HGS. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and the obligation hereunder shall apply whether or not such claims are rightfully brought. SP shall require each licensee to agree to indemnify HGS, in a manner consistent with this paragraph.
         13.2 HGS shall defend, indemnify and hold harmless SP, licensors of SP and each of their respective directors, officers, shareholders, agents and employees, from and against any and all liability, loss, damages and expenses (including reasonable attorneys' fees) as the result of claims, demands, costs or judgments which may be made or instituted against any of them arising out of the manufacture, possession, distribution, use, testing, sale or other disposition by or through HGS or any THIRD PARTY granted rights by HGS under this Agreement of any product in the HGS FIELD as to which HGS is granted a license under an SP PATENT. HGS's obligation to defend, indemnify and hold harmless shall include claims, demands, costs or judgments, whether for money damages or equitable relief by reason of alleged personal injury (including death) to any person or alleged property damage, provided, however, the indemnity shall not extend to any claims against an indemnified party which result from the gross negligence or willful misconduct of such indemnified party. HGS shall have the exclusive right to control the defense of any action which is to be indemnified in whole by HGS hereunder, including the right to select counsel reasonably acceptable to SP to defend SP and to settle any claim, provided that, without the written consent of SP (which shall not be unreasonably withheld or delayed), HGS shall not agree to settle any claim against SP to the extent such claim has a material adverse effect on SP. The provisions of this paragraph shall survive and remain in full force and effect after any termination, expiration or cancellation of this Agreement and HGS' obligation hereunder shall apply whether or not such claims are rightfully brought. HGS shall require each licensee to agree to indemnify SP in a manner consistent with this Paragraph 13.2.
         13.3 A person or entity that intends to claim indemnification under this Section 13 (the "Indemnitee") shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability, or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor, after it determines that indemnification is required of it, shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense; or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Section 13 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 13, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Section 13. The Indemnitee under this
Section 13, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

14.      FORCE MAJEURE
         -------------

         14.1 If the performance of any party of this Agreement, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.      GOVERNING LAW
         -------------

         15.1 Except for disputes under Section 8 which will be governed by Federal law and brought in the Federal District Court of Delaware, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof and the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in a state court of the State of Delaware. Each of the parties hereto agrees to submit to the exclusive jurisdiction and venue of such court for the purpose of any such action. Service of process in any such action may be effected in the manner provided in Section 18 for delivery of notice or in any other manner consistent with Delaware law. In the event that a state court or Federal District Court of the State of Delaware holds that an action cannot be brought and maintained in a state court or Federal District Court of the State of Delaware, then such action may be brought in any court having proper jurisdiction.

16.      SEPARABILITY
         ------------

         16.1 In the event any portion of this Agreement shall be held illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

         16.2 If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law.
         16.3 In the event that the terms and conditions of this Agreement are materially altered as a result of paragraphs 16.1 or 16.2, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to resolve any inequities.

17.      ENTIRE AGREEMENT
         ----------------

         17.1 This Agreement, together with the Schedules, exhibits, Appendices or other attachments hereto, entered into as of the date written above constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

18.      NOTICES
         -------

         18.1 Any notice required or permitted under this Agreement shall be hand-delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by fax with written confirmation by mail, to the following addresses of the parties:

                  HGS
                           HUMAN GENOME SCIENCES, INC.
                           Suite 300
                           9410 Key West Avenue
                           Rockville, Maryland 20850
                           Attention:  Chief Executive Officer
                                    (Fax #301-309-8512)

                  copy to:
                           Mr. Elliot Olstein
                           Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart
                              & Olstein
                           6 Becker Farm Road
                           Roseland, New Jersey 07068
                                    (Fax #201-994-1744)

                  SP
                           SCHERING CORPORATION
                           2000 Galloping Hill Road
                           Kenilworth, New Jersey  07033
                           Attention:       Vice President, Business Development
                                    (Fax #: 908-298-5379)
                           cc:              Director of Licensing
                                    (Fax #: 908-298-2739

                  and

                  SCHERING-PLOUGH LTD.
                  Toepferstrasse 5
                  CH-6004 Lucerne
                  Switzerland
                  Attention:  President
                                    (Fax # 41 41 4181626)


         18.2 Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the party to whom it is addressed.

19.      ASSIGNMENT
         ----------

         19.1 This Agreement and the licenses herein granted shall be binding upon and inure to the benefit of the assignees and successors in interest of the respective parties. Neither this Agreement nor any interest hereunder shall be assignable by a party without the written consent of the other parties and any attempted assignment contrary to this paragraph shall be void and without force and effect provided, however, that a party may assign this Agreement or any of its rights or obligations hereunder to any AFFILIATE or to any THIRD PARTY with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets to which this Agreement relates, without obtaining the consent of the other party, provided that the assigning party remains liable under this Agreement and that the THIRD PARTY assignee or surviving entity assumes in writing all of its obligations under this Agreement.

20.      RECORDING
         ---------

         20.1 SP and HGS each shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the TERRITORY, and HGS or SP, as the case may be, shall provide reasonable assistance to the other in effecting such recording, registering or notifying.
         20.2 The parties acknowledge that this Agreement may be notified to the European Community for compliance with applicable laws.

21.      COUNTERPARTS
         ------------

         21.1 This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

22.      WAIVER.
         -------

         22.1 Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.
         22.2 Notwithstanding the foregoing, in the event SP challenges whether any payments contemplated hereunder (including, without limitation upfront payments, royalties or milestones) is due, it shall have the right to make such payments under protest (reserving all rights hereunder) pending resolution of such dispute.

23.      INDEPENDENT RELATIONSHIP.
         -------------------------
         23.1 Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. No party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other parties, or to bind the other parties in any respect whatsoever.

24.      EXPORT CONTROL.
         ---------------

         24.1 This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to HGS or SP from time to time by the government of the United States of America. Furthermore, SP agrees that it will not export, directly or indirectly, any technical information acquired from HGS under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government when required by an applicable statute or regulation.

25.       CHANGE OF CONTROL.
          ------------------

          25.1 In the event that a "Change of Control" causes HGS' rights and obligations hereunder to pass to a "Major Pharmaceutical Company" (as defined below) then such Major Pharmaceutical Company shall set up appropriate procedures to ensure that RESEARCH PLANS submitted by SP are not used for purposes other than those of Section 6 and Paragraph 2.5 of this Agreement. SP shall have the right, at its expense,through its own designated experts or like person reasonably acceptable to such Major Pharmaceutical Company, to examine HGS' records relating to such procedures to verify and report to SP that such Major Pharmaceutical Company has complied with such procedures, Such examination shall occur during regular business hours upon proper advance written notice during the life of this Agreement and for six (6) months after its termination, provided, however, that such examination shall not take place more  often  than  once a year and not later  than  forty-five  (45) days  after written request is made and provided, further, that such expert executes customary confidentiality agreements prior to any such audit satisfactory in form and substance to such Major Pharmaceutical Company, to maintain in confidence all information obtained during the course of any such audit except for disclosure to SP as necessary for the above purpose.
         As used herein "Change of Control" shall mean (i) any merger, reorganization, consolidation or combination in which HGS is not the surviving corporation, (ii) any "person" (within the meaning of Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934), excluding SP and/or its AFFILIATES, is or becomes the beneficial owner, directly or indirectly, of securities of HGS representing 50% or more of either (a) the then-outstanding shares of common stock of HGS or (b) the combined voting power of HGS' then-outstanding voting securities; or (iii) approval by the shareholders of HGS of a complete liquidation or the complete dissolution of HGS.
         As used herein the term "Major Pharmaceutical Company" means any entity (including any corporation, joint venture, partnership or unincorporated entity), as well as any AFFILIATES or division(s) of such entity, that is engaged in the research, development, manufacturing, registration and/or marketing of drug products that are approved under NDAs, HRDs, ANDAs, Product License Applications (including without limitation any entity that is a member of PhRMA). "Major Pharmaceutical Company" shall also mean any entity which, through or following a Change of Control, at any time would either itself meet the definition of "Major Pharmaceutical Company" in the prior sentence or would be an AFFILIATE of any entity which is or would meet such definition.

26.      GUARANTEE
         ---------

         26.1  Schering   Corporation  and  Schering  Plough  Ltd.  jointly  and
severally guarantee that their respective AFFILIATES will perform all obligations under this Agreement as if the AFFILIATES were signatories of this Agreement.

27.      FURTHER ACTIONS
         ---------------

         27.1 Each party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the date first written above.

SCHERING CORPORATION                            SCHERING-PLOUGH LTD.


BY:________________________                     BY:__________________________
Title:                                                   Title:




HUMAN GENOME SCIENCES, INC.


BY:________________________
Title:

                                TABLE OF CONTENTS
                                -----------------


                                                                 Page
                                                                 ----


1.       DEFINITIONS..............................................  2
         -----------

2.       GRANTS AND COVENANTS.....................................  8
         --------------------

3.       PAYMENTS AND ROYALTIES................................... 14
         ----------------------

4.       RESEARCH TERM ........................................... 19
         -------------

5.       TECHNOLOGY TRANSFER...................................... 20
         -------------------

6.       PRODUCT DEVELOPMENT...................................... 23
         -------------------

7.       CONFIDENTIALITY.......................................... 24
         ---------------

8.       PATENT PROSECUTION AND LITIGATION........................ 27
         ---------------------------------

9.       STATEMENTS AND REMITTANCES............................... 36
         --------------------------

10.      TERM AND TERMINATION..................................... 38
         --------------------

11.      RIGHTS AND DUTIES UPON TERMINATION ...................... 40
         ----------------------------------

12.      WARRANTIES AND REPRESENTATIONS........................... 41
         ------------------------------

13.      INDEMNIFICATION.......................................... 44
         ---------------

14.      FORCE MAJEURE............................................ 47
         -------------

15.      GOVERNING LAW  .......................................... 48
         -------------

16.      SEPARABILITY............................................. 48
         ------------

17.      ENTIRE AGREEMENT......................................... 49
         ----------------

18.      NOTICES.................................................. 49
         -------

19.      ASSIGNMENT............................................... 51
         ----------

20.      RECORDING................................................ 51
         ---------

21.      COUNTERPARTS............................................. 52
         ------------

22.      WAIVER................................................... 52
         -------

23.      INDEPENDENT RELATIONSHIP................................. 52
         ------------------------

24.      EXPORT CONTROL........................................... 53
         --------------

25.      CHANGE OF CONTROL........................................ 53
         -----------------

26.      GUARANTEE................................................ 55
         ---------

27.      FURTHER ACTIONS.......................................... 55
         ---------------

                                   Appendix A


                               Gene Research Plan
                               ------------------


o        Gene Sequence

o        Expected indications for Product

o        Biological data on gene

         -     Status and plans, if needed, for full length gene identification
         -     Current biological data

o        Patent Status

o        Research and Development Plan

         This plan shall contain brief descriptions of planned activities (with estimates of timing). Not all of these plans/timings will be available when the initial option request is submitted, but will be added as part of the yearly update of the plan.

                                   Appendix B

                                    SOFTWARE

Specifications for Informative System ("HGS TECHNOLOGY") to be installed at SP
- -------------------------------------------------------------------------------

I.       Database and analysis server supplied by SP:

         1.       Multi-processor Unix Host (DEC Alpha server or equivalent)

         2.       Unix system software

                  2.1      Sybase SQL Server
                  2.2      Sybase Open Client Libraries
                  2.3      Sybase Replication Server
                  2.4      C compiler
                  2.5      TCP/IP networking services
                  2.6      Electronic mail facilities
                  2.7      Backup/recovery equipment and software
                  2.8      Netscape Communications Server

II.      Macintosh client machines supplied by SP

         1.       Quadra and PowerMac models
         2.       Minimum 16MB of RAM
         3. Minimum 14-inch color monitor; 17-inch recommended for active users
         4.       50MB of available disk space
         5.       TCP/IP network connection
         6.       Netscape Navigator (V2.0)

III.     Network connectivity supplied SP

         1.       Installation  and  maintenance  of dedicated circuit (at lease
                  56Kbps)
         2.       Encryption equipment
         3.       CSU/DSU line terminating equipment
         4.       Network router interface

IV.      Macintosh client software supplied by HGS:

         1.       IRIS bioinformatics application
         2.       HGS BLAST Client
         3.       PSEM (Protein structure evaluation module)

                                   Appendix B


V.       Server software supplied by HGS:

         1. Components derived from the public domain are indicated: HGS will install and configure the public domain software, but cannot provide a warranty for its performance.

         2.       Database schema, stored procedures, triggers:

                  a)       Unix command client
                  b)       Data management utilities
                  c)       BLAST sequence searching software (public domain)
                  d)       FASTA sequence searching software (public domain)
                  e)       BLOCKS motif searching software (public domain)

VI.      Services provided by HGS:

         1.       Setup SP database schema
         2.       Testing of network and system components on SP equipment
         3.       Development of on-going data transfer mechanism
         4.       Training for end users of the Iris application
         5. Training for technical people in system administration and troubleshooting
         6.       Assistance developing customer analyses and reports
         7. Telephone and e-mail support for the database and related applications

       Definition of requirement to achieve operational status of SOFTWARE at SP

This list identifies the software and services to be provided to SP by HGS that will enable users of the SOFTWARE at SP to evaluate the LICENSED TECHNOLOGY.

Operational status of the SOFTWARE at SP shall be considered established upon delivery of such software and services to SP and the Iris software running successfully at SP facilities.

Services to be available to SP users from Macintosh workstations:

         1.       Sign on with user identification and password authentication

         2. Retrieve sequences by identification code, gene name and library

         3. Export sequences in popular formats for sequence analysis programs.

         4.       Retrieve library information and sequencing statistics

         5.       Retrieve sequence assemblies; display assembly alignments

                                   Appendix B

         6.       Customize tabular displays

         7.       Customize user dashboard

         8.       Prepare and save custom queries

         9.       Perform interactive BLAST searches

         10. Perform Genbank and Medline lookups using the HGS Entrez client

         11.      Perform interactive sequence assemblies

         12.      Perform simple modeling of putative proteins

         13.      Identify library distribution of related sequences

         14.      Perform library expression analyses

In addition to the establishment of the above-listed features and operational capabilities of the SOFTWARE, HGS will complete an initial user training session of SP users and will provide the following additional services to achieve operational status of the SOFTWARE:

Services provided to SP Information Management staff:

         1.       Assist SP in installing dedicated, encrypted data circuit

         2.       Configure and test the database

         3.       Develop data transfer mechanism

         4. Customize sequence classification methods for analysis of Human ESTs

         5.       Train technical staff on system administration functions:

                  a.       Configure Macintosh workstations
                  b.       Setting up new users, modifying users parameters
                  c.       Configuring local BLAST databases
                  d.       Understanding the database schema
                  e.       Understanding how data is processed and interpreted
                  f.       Troubleshooting problems
                  g.       Monitoring the HGS/SP data connection
                  h.       Developing custom queries and reports

                                   Appendix C

Material Uses:                               Immaterial Uses:

1. Use of relative abundance 1. Investigation of a novel information of cDNAs from HGS HGS-derived gene sequence is database to select, from a collection proceeding. During development, a of independently developed ESTs, a publication in a scientific journal candidate EST to pursue from which describes a new framework structure
emanates a gene product.                   for a  tumor  suppressor  gene.  This
                                           structure is present in the candidate
2. Query of the HGS database tumor suppressor gene and subsequent identifies a new homologous region to search of the public domain database a known portion of a public domain for similar motifs leads to the gene sequence. That information is development of a public domain tumor incorporated into a hybridization suppressor gene based on this motif
experiment   to  pull  our  the  full      clue.
length gene.
                                           2.  Initiation  of a focused  program
3. Use of a clone or cell line based on independent development of a provided by HGS which subsequently gene sequence. Check of HGS database turns out to be more than 5% of the for biological annotation but this
product.                                   information  does not  influence  the
                                           conduct of the program.

                                           3.  Query   of   the   HGS   database
                                           identifies a gene. Subsequent work-up
                                           from the initial gene  indicates that
                                           a  gene   product  is   involved   in
                                           activation of another gene.  Then new
                                           gene  becomes  the  focus  for a gene
                                           therapy  program  without further use
                                           of licensed technology.

                                   Appendix D
- --------------------------------------------------------------------------------
SUBJECT:  __________________________         SECTION:

     CURRENT BOOKKEEPING EXCHANGE RATES          ADMINISTRATIVE AND GENERAL
- --------------------------------------------------------------------------------

                                     PURPOSE
                                     -------

To provide general guidelines for the establishment and communication of current bookkeeping exchange rates by Corporate Treasury to divisions and subsidiaries.

                                   APPLICATION
                                   -----------

Applies to Schering-Plough Corporation, its divisions and all subsidiaries.

                                     POLICY
                                     ------

Establishment of Rates              The current bookkeeping  exchange rates will
                                    be  determined   monthly  by  S-P  Corporate
                                    Treasury. The rates will be based on:

                                    o The market rates for selling foreign currencies in New York on the morning of the 25th of each month; the 31st in December or

                                    o In thinly traded currencies the local rate established in that country for buying U.S. dollars

                                    If the 25th occurs on a holiday, Saturday or
                                    Sunday, the rates used are those of the last
                                    business  day prior to the 25th.  If for any
                                    reason a rate  established is  significantly
                                    different from the rate prevailing  locally,
                                    the   Chief   Financial   Officer   of   the
                                    subsidiary  should  promptly telex Corporate
                                    Treasury.

Notification                        Rates will be  communicated  to subsidiaries
                                    on the last day of each accounting period by Corporate Treasury (1st work day of ensuing year at year-end). The communication will advise each subsidiary of all Corporate wide current rates, regardless of whether or not they have changed from the prior accounting period.

                                    As there is no January closing, January rates will not be issued and December rates will remain in effect until the February month-end closing.

Recordkeeping of Rates              At the  beginning  of each year, a worksheet
                                    similar to the example on page 4 (Exhibit A)
                                    will  be  sent   to  all   subsidiaries   by
                                    Corporate Treasury. Each subsidiary will maintain a monthly record of all exchange rates throughout the Corporate system which may affect its accounting transactions and reporting.

                                   Appendix D
- --------------------------------------------------------------------------------
SUBJECT:  __________________________         SECTION:

     CURRENT BOOKKEEPING EXCHANGE RATES          ADMINISTRATIVE AND GENERAL
- --------------------------------------------------------------------------------

                               POLICY (Continued)
                               ------

Recordkeeping  of Rates             The  worksheet  lists all countries in which
(cont'd)                            subsidiaries   are   located  and  for  each
                                    country gives:

                                    1.   The  cable  code  (based  on a  country
                                         abbreviation)  so  as to  identify  the
                                         country  for which there is a change in
                                         exchange rate

                                    2.   The average  annual  exchange rate used
                                         in the  Operating  Plan for the current
                                         year and

                                    3.   The exchange rate established as of the
                                         end  of  the  previous   year.   Twelve
                                         columns are provided for the subsidiary
                                         to record  changes  in  exchange  rates
                                         from the  communication  received  each
                                         month.

Quoting of Rates                    To   conform   with   practices    generally
                                    prevailing in each country, and to avoid any confusion, all exchange rates will be quoted in terms of the number of foreign currency units per U.S. dollar. This means that for those foreign currency units that are valued at more than one U.S. dollar, the exchange rates are quoted as a decimal of the foreign currency unit.

                                    For example, the pound sterling plan rate is quoted as (pound).625 per U.S. dollar rather than U.S. $1.60 per pound sterling.

                                    Exchange  rates  are  generally   quoted  as
                                    follows:

                                    o    In three decimals for  currencies  with
                                         less  than one  unit  per  U.S.  dollar
                                         (e.g., U.K. .625)

                                    o    In two  decimals  for those with one or
                                         more but less  than  ten  units  (e.g.,
                                         France 6.60)

                                    o    In one  decimal  for those  with ten or
                                         more  by less  than  100  units  (e.g.,
                                         Austria 13.5) and

                                    o    With no decimals  for those with 100 or
                                         more units (e.g., Italy 1450)

                                    Rates  will be  quoted  in more  than  three
                                    digits  only when  necessary  to  conform to
                                    rates required for official purposes locally
                                    or when  the  exchange  rate  exceeds  1,000
                                    (e.g.,  Italy  1450).  If the  rate  exceeds
                                    1,000,   it  should  be   rounded  to  three
                                    significant digits (e.g., rate of 4633 would be shown as 4630).

                                   Appendix D

- --------------------------------------------------------------------------------
SUBJECT:  __________________________         SECTION:

     CURRENT BOOKKEEPING EXCHANGE RATES          ADMINISTRATIVE AND GENERAL
- --------------------------------------------------------------------------------

                                 RESPONSIBILITY
                                 --------------

The Corporate Treasury Department will:

         A. Distribute the Current Bookkeeping Exchange Rate Worksheet at the beginning of each year to all divisions and subsidiaries.

         B. Establish and communicate the Current Bookkeeping Exchange rate as stated in the above policy.

The chief financial officer of each subsidiary will maintain monthly records of communicated exchange rates.